Exhibit 10.43

Execution Version

STRATEGIC PARTNERSHIP AGREEMENT

This STRATEGIC PARTNERSHIP AGREEMENT (this “Agreement”) dated November 14, 2024 (the “Effective Date”) is entered into by and between Humble Imports Inc d/b/a E.C.D. Automotive Design, a Florida corporation (“ECD”) and Member Hubs Palm Beach, LLC, a Delaware limited liability company (“ODC PB”). Unless otherwise defined herein, capitalized terms used herein shall have the definitions ascribed to such terms in Schedule 1. ODC PB and ECD each are sometimes referred to herein as a “Party” and together sometimes are referred to as the “Parties.”

Terms and Conditions

For good and valuable consideration, the receipt of which ODC PB and ECD acknowledge, ODC PB and ECD agree as follows:

1.	ECD STORE PROGRAM.

1.1 ECD Store. ECD shall establish and operate the ECD Store as expressly set forth in this Agreement and Schedule 2 (such operation being referred to as the “ECD Store Program.”). Subject to each applicable Usage Agreement, ECD will be entitled to use the ODC PB Facility for the operation of the ECD Store during the normal ODC PB hours of operation of; however, ODC PB acknowledges and agrees that events and circumstances may dictate variation on such usage and ECD shall not be restricted from accessing the Premises (as defined in the Usage Agreement) outside of the normal ODC PB hours of operation. Notwithstanding anything contained herein, the Parties covenant and agree to work in good faith to ensure that in no event shall the care and handling of any vehicle located at the ODC PB Facility (including the ECD Automobiles) be compromised or the ODC PB Facility be left unclean and unsecure in connection with the ECD Store Program.

1.2 Usage Agreement. The Parties shall enter into a usage agreement in the form attached hereto as Schedule 3 (the “Usage Agreement”). Any material breach of the Usage Agreement shall constitute a breach of this Agreement.

1.3 ECD Store Program Start Date. With respect to the ECD Store, the ECD Store Program will commence on the date of execution of the Usage Agreement.

1.4 ECD Automobiles. All ECD Automobiles will be procured by ECD and ECD shall arrange for each ECD Automobile to be transported to the ODC PB Facility during the normal ODC PB hours of operation at times and locations to be agreed upon by ODC PB. ECD shall be the sole owner of, and be solely responsible for, all ECD Automobiles. ECD or its Affiliates or designees shall retain title to each ECD Automobile until such time as it is sold by ECD in connection with the ECD Store Program or otherwise removed by ECD from the ODC PB Facility in accordance with the terms and conditions contained herein and the Usage Agreement. Each ECD Automobile shall (a) conform to its specifications as determined by ECD, and (b) be sufficient for the ordinary purpose for which the ECD Automobile is used.

1.5 Advertising. ECD shall advertise the ECD Automobiles (including advertising that such ECD Automobiles are available for sale at the ODC PB Facility) and the ODC PB Facility in a commercially reasonable manner consistent with similar car dealers or brokers. ODC PB has no obligation to advertise the ECD Automobiles or the ECD Store Program, but ODC PB may elect to offer joint advertising programs to ECD or to participate in joint advertising programs offered by ECD. Each Party may, but shall not be obligated to, opt to participate in such joint advertising efforts, in its sole election, during the Term (as defined in Section 2). If the Parties elect to participate in joint advertising efforts, the parties will negotiate, in good faith, the allocation of the cost between the parties. For all ECD advertisements or promotional materials that reference the ODC PB Facility or otherwise use the ODC Marks (as defined in Section 3.1), including sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials, and internet and social media advertising (collectively “ODC PB Related Materials”), ECD shall submit an exemplar of the same to ODC PB for written approval prior to the publication or other external use of same or a similar future use; provided that once a ODC PB Related Material has been approved, ECD does not need to request approval to reuse the same ODC PB Related Material in the same or similar manner again. ODC PB has the right to audit ECD’s published advertising and promotional materials and practices at any time to assess ECD’s compliance with this Agreement. ECD shall at all times adhere to ODC PB’s policies provided to ECD regarding interaction with the media involving ODC PB Related Materials. All claims made by ECD in any advertising or other consumer material in connection with the ECD Store Program shall comply with Applicable Law and be true in all material respects. Upon the expiration or termination of this Agreement, ECD shall cease using and destroy all ODC PB Related Materials. For all ODC PB advertisements or promotional materials that reference ECD, its Affiliates, their respective businesses, or otherwise use the ECD Marks (as defined in Section 3.2), including sales brochures, telemarketing scripts, newspaper advertisements, radio and television commercials, and internet and social media advertising (collectively “ECD Related Materials”), ODC PB shall submit an exemplar of the same to ECD for written approval prior to the publication or other external use of same or a similar future use; provided that once a ECD Related Material has been approved, ODC PB does not need to request approval to reuse the same ECD Related Material in the same or similar manner again. ECD has the right to audit ODC PB’s published advertising and promotional materials and practices at any time to assess ODC PB’s compliance with this Agreement. ODC PB shall at all times adhere to ECD’s policies provided to ODC PB regarding interaction with the media involving ECD Related Materials. All claims made by ODC PB in any advertising or other consumer material in connection with or otherwise relating to ECD or the ECD Store Program shall comply with Applicable Law and be true in all respects. Upon the expiration or termination of this Agreement, ODC PB shall cease using and destroy all ECD Related Materials.

1.6 No Disparagement. No Party shall disparage the other Party, such other Party’s Affiliates, the ODC PB Facility, the ECD Store or the ECD Store Program.

1.7 ECD Store Appearance. Subject to the Usage Agreement, ECD shall maintain the appearance of the ECD Store (which shall include, without limitation, the furniture, artwork, and graphics in the ECD Store) consistent with ODC PB visual policies and historical standards provided to ECD at all times during the Term. ECD may not modify the physical layout of the ECD Store (with the prior written approval of ODC PB), and all costs associated with such approved modification shall be borne by ECD.

1.8 Pricing. ODC PB shall have no right or power to establish or control the prices at which ECD offers ECD Automobiles for sale in connection with the ECD Store Program, and ECD shall exclusively retain such right and power.

1.9 Compliance with Laws. Each Party shall, at its expense, obtain all permits and licenses that may be required under any Applicable Law by virtue of any act performed by it in connection with this Agreement or the operation of the ECD Store Program. Each Party shall comply fully with all Applicable Laws. ECD is responsible for all compliance obligations arising from the ECD Store Program and for all permits and licenses required for the operation of the ECD Store. Subject to Applicable Laws, ODC PB shall permit ECD to apply for a vehicle dealer license assigned to the ODC PB Facility if and only if two (2) vehicle dealer licenses may be assigned to one (1) location. If two (2) vehicle dealer licenses may not be assigned to one (1) location, ODC PB will reasonably cooperate with ECD’s licensing efforts to be used at or near the ODC PB Facility, including establishing an alternate entry door or lettered address (e.g., 101A) to satisfy licensing requirements.

1.10 Liens. ECD shall not allow any liens, claims or encumbrances to, as a direct result of ECD’s actions or conduct, attach to any of ODC PB’s or ODC PB’s Affiliates’ property or against the ODC PB Facility. If any lien, claim or encumbrance so attaches or is threatened, ECD shall immediately upon obtaining knowledge of such lien, claim or encumbrance take all necessary action to cause such lien, claim or encumbrance to be satisfied and released. Notwithstanding anything herein to the contrary, ECD shall not be liable for any liens, claims, or encumbrances that are not the direct result of ECD’s actions or conduct.

1.11 ODC PB Standard of Care. Notwithstanding anything to the contrary in this Agreement, ODC PB’s storage responsibility under this Agreement and its applicable standard of care for such storage will be governed by a separate vehicle storage agreement used at the ODC PB Facility in a form substantially similar to the attached Exhibit 1 (the “Vehicle Storage Agreement”). In the event of a conflict between this Agreement, the Usage Agreement and the Vehicle Storage Agreement, or if any matter is silent, the order of precedence is as follows: the Vehicle Storage Agreement shall govern, followed by the Usage Agreement and finally, this Agreement.

2.	TERM.

Unless sooner terminated in accordance with the terms and conditions contained herein, this Agreement shall remain in effect from the Effective Date through the term of the Usage Agreement; provided that this Agreement shall be automatically terminated upon expiration or termination of the Usage Agreement (the “Term”).

3.	USE OF MARKS.

3.1 Grant of License – ODC Marks. Subject to all the terms and conditions of this Agreement, ODC PB hereby grants to ECD and its Affiliates, for and during the Term, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks designated by ODC PB in writing (collectively, the “ODC Marks”), for the limited purpose of the operation of the ECD Store and advertisement of ECD and the ECD Automobiles hereunder, subject to ODC PB’s prior review and approval in accordance with Section 1.5 above. ECD acknowledges that the use of any ODC Mark will not confer upon ECD any proprietary rights to such ODC Mark, and ECD will not question, contest, or challenge ODC PB’s or its Affiliates’ ownership of any ODC Mark. ECD will not register or attempt to register any ODC Mark, or any trade names, or trademarks similar to them. The Parties acknowledge that the ODC Marks are owned and used by ODC PB and/or its Affiliates. Nothing in this Agreement will be construed to bar ODC PB or its Affiliates from protecting its or their right to the exclusive ownership of an ODC Mark against infringement or appropriation by any party or parties, including ECD. ODC PB will have the right to control the quality and nature of any use of the ODC Marks, and ECD will conform to the standards set by ODC PB in conjunction therewith. All goodwill related to the use of any ODC Mark under this license shall inure to the benefit of ODC PB or its Affiliates. ECD shall comply at all times with any reasonable instructions provided in writing by ODC PB from time to time regarding use of the ODC Marks. ECD shall use the ODC Marks only as expressly authorized in this Agreement and shall take all reasonable steps to preserve the goodwill, prestige and reputation associated with the ODC Marks. ECD acknowledges that ODC PB may, from time to time, issue additional guidelines or instructions regarding the use of the ODC Marks, and ECD shall comply with same. ECD shall not sublicense any rights in any ODC Mark without ODC PB’s prior written consent, which ODC PB may withhold in its sole and absolute discretion.

3.2 Grant of License – ECD Marks. Subject to all the terms and conditions of this Agreement, ECD hereby grants to ODC PB and its Affiliates, for and during the Term, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks designated by ECD in writing (collectively, the “ECD Marks”), for the limited purpose of the operation of the ECD Store and advertisement of ECD and the ECD Automobiles hereunder, subject to ECD’s prior review and approval of each exemplar of such use. ODC PB acknowledges that the use of any ECD Mark will not confer upon ODC PB any proprietary rights to the ECD Mark, and ODC PB will not question, contest, or challenge ECD’s or its Affiliates’ ownership of an ECD Mark. ODC PB will not register or attempt to register any ECD Mark, or any trade names, or trademarks similar to them. The Parties acknowledge that the ECD Marks are and shall remain owned exclusively by ECD and/or its Affiliates. Nothing in this Agreement will be construed to bar ECD or its Affiliates from protecting its right to the exclusive ownership of a ECD Mark against infringement or appropriation by any party or parties, including ODC PB. ECD will have the right to control the quality and nature of the use of all ECD Marks, and ODC PB will conform to the standards set by ECD in conjunction therewith. All goodwill related to the use of any ECD Mark under this license shall inure to the benefit of ECD or its Affiliates. ODC PB shall comply at all times with any reasonable instructions provided in writing by ECD from time to time regarding use of the ECD Marks. ODC PB shall use the ECD Marks only as expressly authorized in this Agreement and shall take all reasonable steps to preserve the goodwill, prestige and reputation associated with the ECD Marks. ODC PB acknowledges that ECD may, from time to time, issue additional guidelines or instructions regarding the use of the ECD Marks, and ODC PB shall comply with same. ODC PB shall not sublicense any rights in any ECD Mark without ECD’s prior written consent, which ECD may withhold in its sole and absolute discretion.

4.	COMPENSATION.

4.1 Payments to ODC PB. In connection with the ECD Store Program, during the Term, ECD shall compensate ODC PB in accordance with Schedule 2.

4.2 Setoff Rights. ODC PB has the right to invoice ECD for any liability or obligation that ECD owes to ODC PB or its Affiliates under this Agreement. ECD shall pay such liability or obligation promptly upon the submission of a corresponding invoice by ODC PB. If ECD does not pay such ODC PB invoices within thirty (30) days, ODC PB shall have the right to reduce, withhold or setoff against any payment due from ECD to ODC PB hereunder with respect to any such liability or obligation.

5.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that:

5.1 Power and Authority. such Party is either a corporation or limited liability company duly incorporated/formed, validly existing and in good standing under the Applicable Laws of the jurisdiction of such Party’s incorporation or formation, as applicable; and such Party has full corporate/limited liability company power and authority to enter into and perform this Agreement.

5.2 Enforceability. this Agreement has been duly executed and delivered by such Party and constitutes a valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally Applicable Laws regarding creditors’ rights or by general equity principles.

5.3 Consents. no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority or other Person is required for such Party’s execution and delivery of this Agreement.

5.4 No Conflicts. (a) neither such Party’s execution and delivery of this Agreement nor such Party’s performance under this Agreement will conflict with or result in a breach of any provision of any Applicable Law or order to which such Party is party or by which such Party is bound, (b) such Party is not a party to or bound by any contract or other agreement under which (i) such Party’s execution and delivery of or performance under this Agreement will constitute a default, breach or event of acceleration or (ii) performance by such Party according to the terms of this Agreement may be prohibited, prevented or delayed.

6.	CONFIDENTIALITY.

6.1 Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, and (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business (including, without limitation, the Disclosing Party’s customer data and lists, and customer relationship management system provider agreement). For additional clarity, information related to a Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance, forecasts, business plans, strategies, and analyses are deemed to be the “Confidential Information” of such Disclosing Party.

6.2 Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement, will never disclose any Confidential Information of the Disclosing Party.

(a) Limitations. The Receiving Party will (i) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (ii) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (iii) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (iv) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

(b) Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its and its Affiliates’ current or former Personnel.

(c) Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems or one copy retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

6.3 Exceptions to Confidential Treatment. The obligations under this Section 6 shall not apply to any Confidential Information that the Receiving Party can demonstrate (a) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (b) is or becomes available to the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (c) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (d) its legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority and the Receiving Party has complied with Section 6.4; provided, however, that in all other respects such disclosed Confidential Information shall continue to remain confidential and proprietary, and shall be subject to all the other restrictions and limitations on disclosure described in this Agreement, or (e) its legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 6.4 ; provided, however, that in all other respects such disclosed Confidential Information shall continue to remain confidential and proprietary, and shall be subject to all the other restrictions and limitations on disclosure described in this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit or otherwise restrict ECD from making any and all disclosures of this Agreement, the Usage Agreement, and the Vehicle Storage Agreement, or the terms of such agreements, as required by Applicable Law.

6.4 Protective Arrangement. If the Receiving Party determines that the exceptions under Section 6.3(d) or Section 6.3(e) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Disclosing Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

6.5 Ownership of Confidential Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information.

6.6 Injunctive Relief. It is expressly recognized that this Agreement is entered into for the benefit of and at the request of the Parties. Without limitation, it is agreed that each Party shall be entitled to enforce this Agreement and/or seek restitution for its breach. Without prejudice to the rights and remedies otherwise available to any Party at law or in equity, including the right to damages, each Party, as a Disclosing Party, shall be entitled to equitable relief by way of injunction in the event of breach or threatened breach by Receiving Party of any of the restrictive covenants in this Section 6.

7.	INDEMNIFICATION; LIMITATION OF LIABILITY.

7.1 Indemnification by ECD. ECD shall at its sole cost defend, indemnify, and hold harmless: (a) ODC PB, (b) all of ODC PB’s past, present and future Affiliates, and (c) all past, present, and future Representatives of each of the foregoing entities (each an “ODC PB Indemnified Party”); against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees, disbursements and costs of investigation and cooperation) (collectively, “Damages”) of every kind and nature incurred by any of the ODC PB Indemnified Parties arising from all allegations (including false, fraudulent or groundless allegations) in any claim, action, lawsuit or proceeding between any ODC PB Indemnified Party and any third party arising out of or relating to any of the following (collectively, the “ECD Defended Claims”): (i) arising from the ECD Store, the ECD Store Program, and ECD’s performance of this Agreement; (ii) death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any defect in the ECD Automobiles, including improper design, manufacture, construction, assembly, installation, repair, display, service or design of ECD Automobiles, failure of ECD Automobiles to comply with any specification or with any express or implied warranties of ECD, or any claim of strict liability in tort relating to the ECD Automobiles; or (iii) a breach by ECD or its Personnel of this Agreement.

7.2 Indemnification by ODC PB. ODC PB shall at its sole cost defend, indemnify, and hold harmless: (a) ECD, (b) all of ECD’s past, present and future Affiliates, and (c) all past, present, and future Representatives of each of the foregoing entities (each an “ECD Indemnified Party”); against any and all Damages of every kind and nature incurred by any of the ECD Indemnified Parties arising from all allegations (including false, fraudulent or groundless allegations) in any claim, action, lawsuit or proceeding between any ECD Indemnified Party and any third party, arising out of or relating to any of the following (collectively, the “ODC PB Defended Claims”): (i) arising from the operation of ODC PB’s business; (ii) arising from ODC PB’ performance of this Agreement; (iii) death of or injury to any person, or damage to any property, or any other damage or loss, by whomsoever suffered, directly caused by the willful misconduct or gross negligence of ODC PB or its Affiliates during their performance of this Agreement; (iv) death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any defect in the ODC Automobiles (as defined in Schedule 2), including improper design, manufacture, construction, assembly, installation, repair, display, service or design of ODC Automobiles, failure of ODC Automobiles to comply with any specification or with any express or implied warranties of ODC, or any claim of strict liability in tort relating to the ODC Automobiles; or (v) a breach by ODC PB or its Personnel of this Agreement.

7.3 Procedure. In the event of a Claim, the Indemnified Party will give the indemnifying Party prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Agreement except to the extent the indemnifying Party is materially prejudiced by such failure. Except as otherwise expressly provided for above, upon receipt of such notice the indemnifying Party will assume and will be entitled to control the defense of the Claim at its expense and through counsel of its choice, and will give notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of such notice from the Indemnified Party. The indemnifying Party will not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder.

7.4 Limitation of Liability. Other than as set forth in this Section 7, no Party shall have any recourse against the other Party or any of its Affiliates or Representatives in respect of this Agreement or any of the transactions contemplated hereby. EXCEPT FOR IN THE EVENT OF FRAUD, IN NO EVENT SHALL EITHER PARTY (OR ITS AFFILIATES) BE LIABLE TO THE OTHER PARTY (OR ITS RESPECTIVE AFFILIATES) FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL (OTHER THAN ACTUAL OR DIRECT) OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION, EVEN IF THE DAMAGED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. For the avoidance of doubt the foregoing limitations shall not apply to any indemnification obligation of any Party hereunder to the extent such obligations apply to third party claims.

8.	INSURANCE.

ECD agrees to maintain, at its sole cost and expense, commercial general liability and other property insurance as is sufficient to protect ECD property and the ECD Automobiles from casualty and liability, and at coverage levels equal to or exceeding the policy limits set forth in Schedule 4 (the “Minimum Policy Limits”)ODC PB shall maintain, at its sole cost and expense, commercial general liability and other property insurance as is sufficient to protect ODC PB property and vehicles stored on ODC PB property (excluding the ECD Automobiles) from casualty and liability, and at coverage levels equal to or exceeding the Minimum Policy Limits. The types and limits of insurance required, and any approval or waiver of such insurance coverage by ODC PB or ECD, will not limit the liabilities of ODC PB or ECD under this Agreement.

9.	TERMINATION.

9.1 Mutual Termination by the Parties. The Parties may terminate this Agreement at any time by mutual agreement.

9.2 Termination Without Cause. Either Party may terminate this Agreement by providing 180 days advance written notice to the other Party.

9.3 Termination for Cause. If either Party materially breaches any of the provisions of this Agreement, the other Party may provide written notice of such breach and if the breaching Party does not then cure such breach within thirty (30) days, the non-breaching Party may terminate this Agreement with immediate effect. Notwithstanding the foregoing, either Party may terminate this Agreement immediately if (i) the other Party breaches any provision regarding Confidential Information in Section 6, (ii) the other Party files a voluntary petition in bankruptcy or any pleading seeking reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief under any law, or admitting or failing to contest the material allegations of any pleading filed against it, or is adjudicated bankrupt or insolvent, or (iii) a judgment of bankruptcy is entered against the other Party.

9.4 Effect of Termination. Upon expiration or termination of this Agreement, (i) each Party shall immediately pay all amounts, if any, then owed to the other Party, and (ii) the Usage Agreement and the Vehicle Storage Agreement shall each automatically and immediately terminate.

10.	MISCELLANEOUS.

10.1 Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

10.2 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to ODC PB, to:

Member Hubs Palm Beach, LLC

341 Railroad Avenue

Bedford Hills, NY 10507

Attn.: John Belniak

Email: john@onedriversclub.com

With a Copy To:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, NJ 07102

Attn.: William Wilkins

Email: wwilkins@sillscummis.com

If to ECD, to:

Humble Imports Inc d/b/a E.C.D. Automotive Design

4930 Industrial Lane

Kissimmee, FL 34758

Attn: Ben Piggott

Email: ben@ecdautodesign.com

10.4 Publicity. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party.

10.5 No Third Party Rights. Except for the indemnification rights under this Agreement of any ODC PB or ECD indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

10.6 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

10.8 Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

10.9 Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

10.10 No Agency. Except as expressly provided to the contrary in this Agreement, nothing in this Agreement creates a relationship of agency, partnership, or employer/employee between ODC PB and ECD and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

10.11 Construction and Interpretation. In this Agreement (a) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (b) “or” is disjunctive but not necessarily exclusive, (c) “will” and “shall” expresses an imperative, an obligation, and a requirement, (d) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (e) section headings are for convenience only and will have no interpretive value, (f) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (g) references to $ or Dollars mean U.S. Dollars, and (h) hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.12 Governing Law; Dispute Resolution. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its choice of laws provisions. The Parties shall attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to this Agreement, excepting disputes arising from alleged infringement, misuse or misappropriation of intellectual property or Confidential Information. If such negotiations are unsuccessful, the parties shall endeavor to settle the dispute by mediation under the then current Commercial Mediation Rules of the American Arbitration Association (“AAA”). Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved thirty (30) days after appointment of a mediator, shall be settled by arbitration by a sole arbitrator in accordance with the then current Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator shall be final and binding and may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitrator shall have no power or authority to award damages in excess of compensatory damages or to award damages waived under any limitation of liabilities provision herein, and each party expressly waives and foregoes any right to punitive, exemplary or similar damages.

10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.14 Survival. Unless this Agreement expressly provides otherwise or by its nature a provision cannot survive this Agreement, the provisions of this Agreement shall survive the expiration or any termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

HUMBLE IMPORTS INC D/B/A E.C.D. AUTOMOTIVE DESIGN		MEMBER HUBS PALM BEACH, LLC

By:	/s/ Ben Piggott	By:	/s/ John Belniak
Name:	Ben Piggott	Name:	John Belniak
Title:	Chief Financial Officer	Title:	Authorized Signatory

SCHEDULE 1

GLOSSARY OF DEFINED TERMS

“Affiliate” means with respect to any Person, (a) in the case of an individual, any relative of such Person, (b) any officer, director, employee, shareholder, partner or member of such Person or any Person for which the specified Person serves as an officer, director, employee, shareholder, partner or member, (c) any Person Controlling, Controlled by or under common Control with such Person; provided, that the Company shall not constitute an Affiliate of any Member or the Manager or (d) any subsidiary of such Person.

“Applicable Law” means any applicable foreign, federal, state or local law (including common law), act, statute, code, rule, ordinance, regulation, injunction, judgment, order, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of New York.

“Claims” means, as applicable, the ECD Defended Claims and the ODC PB Defended Claims.

“Control” means with respect to any Person (a) having the majority of the voting rights in or of that Person, whether directly or indirectly or (b) having the right to appoint or remove a majority of the members of the board of directors or other governing body of that Person, whether directly or indirectly or (c) directly or indirectly having the right to exercise, solely or jointly with a limited number of equity holders pursuant to an agreement, a dominant influence on the management of that Person; provided that the ownership of consent or approval rights to a limited number of actions (often referred to as “major decisions”, “reserved matters” or phrases of similar import) shall not be deemed Control.

“ECD Automobile” means each automobile sold by or held for sale by ECD in connection with the ECD Store Program other than the ODC Automobiles (as defined in Schedule 2) or any other automobiles owned by or otherwise being sold by or on behalf of ODC PB.

“ECD Store” means the showroom and collector car dealer/brokerage operated by ECD, in conjunction with ODC PB, within the ODC PB Facility in accordance with this Agreement and the Usage Agreement.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Party” means, as applicable, the ECD Indemnified Parties and the ODC PB Indemnified Parties.

“ODC PB Facility” means ODC PB’s car storage facility operated at 3215 S Dixie Hwy, West Palm Beach, FL 33405.

“Person” means any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

“Personnel” means, with respect to any Person, such Person’s human capital workforce (whether employees or independent contractors).

“Representative” means, as to any Person, (a) each Affiliate of such Person and (b) each current and former officer, director, equityholder, employee, agent, and other representative of such Person and such Affiliate.

SCHEDULE 2

ECD STORE PROGRAM

ECD Store Program and Standards

1. At all times during the Term, ECD shall ensure that the ECD Store is furnished, equipped, maintained, repaired, operated and marketed in accordance with policies, procedures, instructions, specifications, manuals and programs in effect from time to time which ODC PB consistently applies to the operation of the ODC PB Facility, to the extent such policies are provided to ECD.

2. ECD shall, at all times during the Term, staff the ECD Store with no less than one (1) ECD employee (each an “ECD Store Employee”), which employee shall be tasked with managing the ECD Store during the normal business hours of the ODC PB Facility and providing the ECD Sales Support (as defined below).

ECD Sales Support

1. ECD and ODC PB shall establish and appoint a used vehicle steering committee (the “Steering Committee”) to oversee the automobiles sold by or held for sale by ODC PB (the “ODC Automobiles”), which committee shall initially consist of James Machinist and a representative appointed by ECD.

2. Subject to the Steering Committee’s oversight, ODC PB used vehicle leads and ODC Automobile sales (collectively, “ODC Sale Transactions”) will be managed by the ECD Store Employee(s), ECD’s customer relationship management (CRM) system, and ECD’s sales staff located in Kissimmee, FL (the “ECD Sales Support”).

3. The ECD Sales Support shall be effected in a “white label” manner such that, despite ECD’s involvement, (a) each sale of ODC Automobiles shall be classified as sales made by ODC PB, and (b) any Person not employed by ODC PB or ECD involved in any ODC Sale Transaction shall “feel” as though ODC PB is managing and effecting such ODC Sale Transaction.

4. ECD shall be solely responsible for all payroll and other employer-related obligations associated with the ECD Store Employees and the ECD Sales Support.

5.	During the Term, ODC shall contribute $50,000 per year to the ECD Sales Support as follows:

a.	fifty percent (50%) of the net margin created by the sale of ODC Automobiles shall be remitted by ODC PB to ECD in cash until the $50,000 annual basket has been met; and

b.	thereafter, ODC PB shall remit to ECD a commission in the amount of ten percent (10%) of the net vehicle profit derived by ODC PB in respect of each ODC Automobile sold as the direct result of the ECD Sales Support. The parties agree to review in good faith, and modify if mutually agreed, the economic split at the earlier of a) the six (6) month anniversary of the Effective Date or b) when the $50,000 annual basket for ECD Sales Support has been filled.

6.	At any time after the one (1) year anniversary of the Term, either Party may terminate the ECD Sales Support by providing 180 days’ written notice to the other Party, and such termination shall not automatically result in the termination of this Agreement. Notwithstanding the immediately preceding sentence, if this Agreement is terminated at any time for any reason, the ECD Sales Support shall automatically and immediately terminate.

Compensation

For each new ECD Automobile sold in connection with the ECD Store, ECD shall pay ODC PB a royalty in the amount of $5,000 (each an “ODC Royalty”).

With respect to each ECD Automobile that ECD is selling on consignment, ECD shall ensure that the owner of such ECD Automobile pays a consignment fee in the amount of ten percent (10%) of the sale price of such ECD Automobile to ECD upon the consummation of such sale.

During each month of the Term, ECD shall remit to ODC PB fifty percent (50%) of the aggregate amount of consignment fees received by ECD in connection with the ECD Store during such month (each an “ODC Consignment Fee”)

SCHEDULE 3

USAGE AGREEMENT

(See attached)